Exhibit 10.1

Ottawa Savings Bank

Employee Incentive Compensation Plan

I.              Introduction and Objectives

The Ottawa Savings Bank Employee Incentive Compensation Plan (the “Plan”) is a variable cash-based incentive compensation plan established for the benefit of eligible employees of Ottawa Savings Bank (the “Bank”).  The Plan provides participants with the opportunity to earn annual cash incentives (“Awards”) that are contingent upon the Bank achieving specific performance goals.

The objectives of the Plan are to:

       ●     Motivate and reward participants for producing results that enable the Bank to achieve and potentially exceed target levels of performance;

       ●     Enable the Bank to attract and retain talent needed to drive the success of the Bank;

       ●     Encourage teamwork across the Bank; and

       ●     Promote sound banking practices.

II.             Performance Period/Plan Year

The performance period and the Plan operate on a calendar year basis (January 1st - December 31st). The Plan became effective January 1, 2013 and the 2013 Performance Period and Plan Year runs from January 1, 2013 – December 31, 2013

III.           Eligibility/Participation

All employees of the Bank are eligible to participate in the Plan. On an annual basis the Chief Executive Officer of the Bank (“CEO”) reviews the employees eligible to participate and recommends to the Compensation Committee of the Board of Directors of the Bank (the “Committee”) the eligible employees who should participate in the Plan for the applicable Performance Period. See Exhibit A for a list of current Plan participants.

Employees who join the Bank during the fiscal year will begin participation in the Plan once their participation is approved by the Committee and their Awards (if any) will be prorated for the amount of time worked during the applicable Performance Period.

Notwithstanding the foregoing, the CEO and the Committee have the authority to grant discretionary awards under the Plan, in addition to the Awards earned upon the satisfaction of specific performance criteria.

IV.           Awards

The CEO establishes target incentive levels for all participants for each Performance Period (“Award Opportunities”) and presents the recommendations to the Committee for review and approval. Notwithstanding the foregoing, the CEO does not participate in the determination of his annual Award Opportunity, the Committee (in its sole discretion) determines the CEO’s annual Award Opportunity. See Exhibit B for a list of individual Plan participants and employee participation categories and the corresponding Award Opportunities and various Bank performance levels (e.g. 20% of Target, 25% of Target). See also Exhibit C of the Bank Performance Grid for the performance goals that must be achieved in order for Awards to be earned under the Plan. For 2013 the Bank used Earnings Per Share, Return on Average Assets and Net Income After Taxes to evaluate its performance. Awards distributed to employee participants are calculated based on a percentage of each employee participant’s base pay. For purposes of this Plan “base pay” is defined as an employee’s gross base pay earned for the Performance Period. The CEO ensures that all Plan participants understand how Awards are calculated under the Plan.

IV.           Bank Performance Objectives

The Plan provides that participants may earn Awards upon the Bank’s achievement of certain performance levels, subject to the claw-back provision in Section IX of the Plan. The Bank determined that Earnings Per Share, Return on Average Assets and Net Income are appropriate indicators for Bank performance under the Plan. For fiscal 2013 the CEO and Committee Chairman identified a threshold level of earnings that must be achieved before any Awards are earned under the Plan. The earnings are expressed as Net Income Before Taxes and before any Awards. A target, or planned, level is also determined. As fiscal performance exceeds the threshold level a percentage of the net income before taxes is allocated to the Plan. When fiscal performance reaches the target level, the Plan performance level equals the sum of the target incentives. As fiscal performance exceeds the target level, additional allocations are made to provide participants with continual motivation and reinforcement to exceed planned performance.

V.            Calculation and Distribution of Awards

As soon as practical following the end of the applicable Performance Period, but no later than March 15th, the CEO with input from the CFO determines the actual performance of the Bank. The financial results are then audited by the Bank’s independent accounting firm and once finalized the financial results are used to calculate the Awards. Following approval by the Committee, the Awards are distributed to participants. A participant must be present at the time of distribution to earn an Award under this Plan.

Decisions may be made to include or exclude certain items from the calculation of pre-tax, pre-incentive net income. Examples are the gain or loss on the sale of other Bank assets and certain other additions to or deletions from net income that are beyond the scope of influence by the participants. However, the recapture of ALLL’s will not be considered an exclusion due to the fact that the participants prior results were influenced by the additions to the ALLL.

All Awards will be distributed in the payroll period in which they are earned.  Awards are considered taxable income to participants in the year distributed and are subject to applicable employment and tax withholdings.

VI.           Terms and Conditions

A.            Administration

The Plan is authorized by the Committee and administered by the CEO.

B.            Changes or Discontinuance

The Bank has developed the Plan based on existing business, market and economic conditions; current services; and staff assignments.  If changes occur that affect these conditions, services, assignments, or forecasts, the Committee may add to, amend, modify or discontinue any of the terms or conditions of the Plan at any time.

Each year the CEO with input from the Chief Financial Officer (“CFO”) reviews the Plan and determines what modifications (if any) are needed. Any modifications are reviewed and approved by the Committee and communicated to Plan participants.

C.            Plan Funding

The Plan is funded and accrued based on Bank performance results for a given year. Achieving higher levels of performance will increase the Plan payouts to participants. Similarly, achieving less than Target Performance will reduce the Plan payouts. If the Bank does not achieve a CAMEL rating of 3 or better during a particular Plan Year Awards will not be paid out under the Plan.

D.            Termination of Employment

Unless otherwise noted in this Plan, a participant must be employed by the Bank on the date an Award is paid in order to be eligible to receive the Award.  (See exceptions for death and retirement below.)

E.             Death or Retirement

In the event of a participant’s death, the Bank will pay to the participant’s estate a pro-rated portion of the Award that had been earned by the participant for the Plan Year in which the participant died. The Award will be determined based on the participant’s gross base pay earned as of his or her date of death.

If a participant retires upon the attainment of Normal Retirement Age (as defined in the Bank’s tax-qualified retirement plan), the participant will receive a pro-rated portion of the Award earned by the participant for the Plan Year in which he or she retires. The Award will be determined based on the participant’s gross base pay earned as of his or her retirement date. In addition, if a participant dies, or retires upon or after attainment of Normal Retirement Age prior to the distribution of an Award from a prior Plan Year the participant or his estate will receive the Award that the participant would have received had the participant been employed as of the date of distribution.

VII.          Plan Interpretation

If there is any ambiguity as to the meaning of any terms or provisions of this Plan or any questions as to the correct interpretation of any information contained therein, the Bank’s interpretation expressed by the Committee will be final and binding.

VIII.        Miscellaneous

The Plan will not be deemed to give any participant the right to be retained in the employ of the Bank, nor will the Plan interfere with the right of the Bank to discharge any participant at any time.

In the absence of an authorized, written employment contract, the relationship between employees and the Bank is one of at-will employment.  The Plan does not alter the relationship.

This Plan and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the State of Illinois.

Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

IX.           Claw-Back

If the Committee or the Board of Directors determines, in their sole discretion, that a participant received an award that is based on materially inaccurate financial statements, reviews, gains or any other materially inaccurate criteria used in determining or setting participation levels or payments, then the Compensation Committee or the Board of Directors shall determine the amount of any award that was paid as a result of the materially inaccurate financial statements, reviews, gains, or other criteria and shall promptly send the participant a notice seeking immediate recovery of the overpayment. In addition, if the Compensation Committee or the Board of Directors determines that a participant has committed an act of fraud, embezzlement, dishonesty, breach of fiduciary duty or deliberate disregard of bank policies resulting in loss, damage or injury to the bank, then the Compensation Committee or the Board of Directors will not pay any award to that participant that may have been earned but not yet paid and will promptly send the participant a notice seeking immediate recovery of any award paid during the period that the injurious or other actions took place.